Exhibit 4.1

FIRST AMENDMENT TO FINANCING AGREEMENT

THIS FIRST AMENDMENT TO FINANCING AGREEMENT (this “Amendment”) dated as of September 20, 2004 by and among EAGLE FAMILY FOODS HOLDINGS, INC., a Delaware corporation (the “Parent”), EAGLE FAMILY FOODS, INC., a Delaware corporation (the “Borrower”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with the Parent, each a “Guarantor” and collectively, the “Guarantors”), the financial institutions from time to time party thereto (each a “Lender” and collectively, the “Lenders”), FORTRESS CREDIT OPPORTUNITIES I LP, a Delaware limited partnership (“Fortress”), as collateral agent for the Lenders (in such capacity, the “Collateral Agent”), and CONGRESS FINANCIAL CORPORATION (CENTRAL) (“Congress”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantors, the Lenders and the Agents are parties to a Financing Agreement, dated as of March 23, 2004 (as amended, modified or supplemented from time to time, the “Financing Agreement”), pursuant to which the Lenders have extended credit to the Borrower consisting of (a) a Revolving A Credit Commitment in an aggregate principal amount not to exceed $27,000,000 outstanding at any time, and (b) a Revolving B Credit Commitment in an aggregate principal amount not to exceed $55,000,000 (subject to certain decreases set forth therein) outstanding at any time; and

WHEREAS, the Borrower has requested that the Agents and the Lenders amend the Financing Agreement to temporarily increase the Revolving A Credit Commitment to $30,000,000 through and including November 3, 2004; and

WHEREAS, the Agents and the Lenders are willing to amend the Financing Agreement to provide for such amendment, subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms used in this Amendment and not otherwise defined shall have their respective meanings set forth in the Financing Agreement.

2. Lender’s Commitment Schedule. Schedule 1.01(A) of the Financing Agreement is hereby amended in its entirety to read as set forth on Annex I hereto.

3. Conditions to Effectiveness. This Amendment shall become effective on the later of (i) the date hereof and (ii) satisfaction in full, in a manner satisfactory to the Agents, of the following conditions precedent (such date, the “Amendment Effective Date”):

(a) The representations and warranties contained in Article VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered on or on behalf of any Loan Party to any Agent or any Lender pursuant to the Financing Agreement or any other Loan Document on or prior to the Amendment Effective Date are true and correct in all material respects on and as of such date as though made on and as of such date (except that any representation and warranty expressly made as of a specific date shall be true and correct only as of such specific date), and no Default or Event of Default shall have occurred, assuming effectiveness of this Amendment, and be continuing on the Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.

(b) The Agents shall have received on or before the Amendment Effective Date counterparts to this Amendment signed by each of the Loan Parties, the Lenders and the Agents, in form and substance satisfactory to the Agents and, unless indicated otherwise, dated the Amendment Effective Date.

(c) All legal matters incident to this Amendment shall be satisfactory to the Agents and their counsel.

(d) Amendment Fee. The Borrower shall have paid to Congress an amendment fee equal to $5,000, in immediately available funds.

4. Representations and Warranties. Each Loan Party that is a party to the Financing Agreement hereby represents and warrants to the Agents and the Lenders as follows:

(a) Representations and Warranties; No Event of Default. The representations and warranties herein, in Article VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered on or on behalf of any Loan Party to any Agent or any Lender pursuant to the Financing Agreement or any other Loan Document on or prior to the Amendment Effective Date are true and correct in all material respects on and as of such date as though made on and as of such date (except that any representation and warranty made as of a specific date shall be true and correct only as of such specific date), and no Default or Event of Default has occurred, assuming effectiveness of this Amendment, and is continuing as of the Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.

(b) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state, province or other applicable jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated, and to execute and deliver this Amendment, and to consummate the transactions contemplated hereby and by the Financing Agreement, as amended hereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary and where the failure to be so qualified would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

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(c) Authorization, Etc. The execution, delivery and performance of this Amendment by each Loan Party that is a party thereto, and the performance of the Financing Agreement as amended hereby (i) have been duly authorized by all necessary action, (ii) do not and will not contravene such Loan Party’s charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law or any material contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except where such default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal, either individually or in the aggregate, could not be reasonably be expected to have a Material Adverse Effect.

(d) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by such Loan Party of this Amendment or any other Loan Document to which it is a party being executed in connection with this Amendment, or for the performance of the Financing Agreement, as amended hereby.

(e) Enforceability of Loan Documents. Each of this Amendment, the Financing Agreement, as amended hereby, and each other Loan Document to which such Loan Party is a party is a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

5. Continued Effectiveness of Financing Agreement. Each Loan Party hereby (i) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Amendment Effective Date all references in any such Loan Document to “the Financing Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Amendment, and (ii) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the Collateral Agent, or to grant to the Collateral Agent, a Lien on any collateral as security for the Obligations of the Borrower from time to time existing in respect of the Financing Agreement and the Loan Documents, such pledge, assignment and/or grant of a Lien is hereby ratified and confirmed in all respects.

6. Miscellaneous.

(a) This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(b) Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

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(c) This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

(d) Each Loan Party hereby acknowledges and agrees that this Amendment constitutes a “Loan Document” under the Financing Agreement. Accordingly, it shall be an Event of Default under the Financing Agreement if (i) any representation or warranty made by a Loan Party under or in connection with this Amendment shall have been untrue, false or misleading in any material respect when made, or (ii) a Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Amendment.

(e) This Amendment is not, and shall not be deemed to be, a waiver of, or a consent to any Event of Default, event with which the giving of notice or lapse of time or both may result in an Event of Default, or other noncompliance now existing or hereafter arising under the Financing Agreement and the other Loan Documents.

7. The Borrower will pay on demand all reasonable out-of-pocket costs and expenses of the Agents and the Lenders in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees, disbursements and other charges of Schulte Roth & Zabel LLP, counsel to the Collateral Agent.

8. THE LOAN PARTIES, THE AGENTS AND THE LENDERS EACH HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE ACTIONS OF THE AGENTS OR THE LENDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:
EAGLE FAMILY FOODS, INC.

By:	/s/ Michael P. Conti
Name:	Michael P. Conti
Title:	VP Finance

GUARANTOR:
EAGLE FAMILY FOODS HOLDINGS, INC.

By:	/s/ Michael P. Conti
Name:	Michael P. Conti
Title:	VP Finance

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COLLATERAL AGENT AND LENDER: FORTRESS CREDIT OPPORTUNITIES I LP
By:	Fortress Credit Opportunities I GP LLC, its general partner

By:	/s/ Marc K. Furstein
Name:	Marc K. Furstein
Title:	Chief Operating Officer

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ADMINISTRATIVE AGENT AND LENDER:
CONGRESS FINANCIAL CORPORATION (CENTRAL)

By:	/s/ Laura Dixon
Name:	Laura Dixon
Title:	Assistant Vice President

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ANNEX I TO FIRST AMENDMENT

SCHEDULE 1.01(A)

Lenders’ Commitments

Lender	Revolving A Credit Commitment	Revolving B Credit Commitment	Total Revolving Credit Commitment		Percentage
Congress Financial Corporation (Central)	$30,000,000	$0	$30,000,000	*	35.29%

Fortress Credit Opportunities I LP	$0	$55,000,000	$55,000,000	**	64.71%

TOTAL	$30,000,000	$55,000,000	$85,000,000		100%

*	The Total Revolving A Credit Commitment shall be reduced to $27,000,000 on November 4, 2004.

**	The Total Revolving B Credit Commitment shall be reduced to $53,000,000 on October 29, 2004, so long as Revolving A Availability is not less than $5,000,000 immediately after giving effect to such reduction.